Exhibit 10.5
June 7, 2008
Mr. Keith Meister
Managing Director
Icahn Partners LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
Ladies and Gentlemen:
     Contemporaneously with the execution and delivery of this letter agreement (this “Agreement”), Guaranty Financial Group Inc. (the “Company” or “we”) and Icahn Partners LP (the “Investor”) have entered into that certain Investment Agreement of even date herewith (the “Investment Agreement”). Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meaning given to them in the Investment Agreement. The Company and the Investor are entering into this Agreement to agree to additional terms and conditions related to the transactions contemplated by the Investment Agreement, as set forth below:
     1. Governance Matters.
     (a) Promptly following the Closing, the Investor and the Governance Committee of the Board of Directors (the “Governance Committee”) will cooperate and work jointly to identify a qualified individual who is “independent” for the purposes of the New York Stock Exchange Rules and Rule 10A-3 promulgated under the Exchange Act that is acceptable to both the Investor and the Governance Committee, and who satisfies all legal and governance requirements regarding service as a director of the Company (the “Board Representative”), to serve as a director of the Company. Following the identification of such Board Representative as described above (the “Identification Process”), the Company will promptly, and in no event later than thirty days following such identification, cause such Board Representative to be appointed or elected to the Board of Directors. After such appointment or election, so long as the Investor and its affiliates beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act) an aggregate of at least 10% of the outstanding shares of Common Stock (including for this purpose shares of Common Stock issuable upon conversion of the Convertible Preferred Stock), the Company will be required to recommend to its stockholders the election to the Board of Directors of the Board Representative at the Company’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company. If the Investor and its affiliates no longer beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act) in the aggregate the minimum number of Securities specified in the prior sentence, the Investor will have no further rights and the Company will have no further obligations under this Section 1.

     (b) The Board Representative (including any successor nominee) duly selected in accordance with Section 1(a) shall, subject to applicable law, be one of the Company’s and the Company’s Governance Committee’s nominees to serve on the Board of Directors. The Company shall use all reasonable best efforts to have the Board Representative elected as a director of the Company and the Company shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors.
     (c) Upon the death, resignation, retirement, disqualification or removal from office of the Board Representative, the Investor and the Governance Committee shall again engage in the Identification Process to identify a replacement Board Representative. Following the successful conclusion of the Identification Process, the Board of Directors will use its reasonable best efforts to take all action required to fill the vacancy resulting from such death, resignation, retirement, disqualification or removal, with such newly identified Board Representative (including such person, subject to applicable law, being one of the Company’s and the Company’s Governance Committee’s nominees to serve on the Board of Directors, using all reasonable best efforts to have such person elected as director of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).
     (d) The Board Representative shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and each Board Representative shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors. The Company shall notify the Board Representative of all regular and special meetings of the Board of Directors and shall notify the Board Representative of all regular and special meetings of any committee of the Board of Directors of which the Board Representative is a member.  The Company shall provide the Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members.
     (e) For so long as the Board Representative is entitled to serve on the Board of Directors, upon the Investor’s request, the Company will promptly take such actions as may be necessary to appoint the Board Representative to the board of directors of Guaranty Bank and the governing board of any bank or savings institution subsequently acquired by the Company.
     2. Expenses. Except as set forth in the Investment Agreement and that certain Purchase Agreement between Guaranty Bank and the Investor dated as of even date herewith (the “Note Purchase Agreement”), each of the Company and the Investor shall pay its respective fees and expenses related to the transactions contemplated by this Agreement, the Investment Agreement and the Note Purchase Agreement; provided, however, that the Company shall pay the Investor a one-time fee of $350,000, which the parties agree is a reasonable amount to reimburse the Investor for its expenses incurred in connection with the transactions contemplated by this Agreement.
     3. Equivalent Treatment
     (a) The Company has advised the Investor that the Company has entered into that certain Investment Agreement dated May 26, 2008 (as the same has been amended by that certain First Amendment to Investment Agreement dated May 29, 2008, the “TRT Investment Agreement”) with TRT Holdings, LLC (“TRT”), pursuant to which TRT has purchased Common Stock and will purchase shares of the Company’s preferred stock. The Company hereby represents and warrants to the Investor that (i) except as previously disclosed in the Company’s public filings with the Securities and Exchange Commission, there are no agreements, side letters or understandings in existence or contemplated between the Company and TRT or its affiliates regarding an investment in the Company, the purchase or sale of debt or equity securities issued by the Company or otherwise regarding the matters that are the subject of the TRT Investment Agreement, or amending or supplementing the TRT Investment Agreement, and (ii) the preferred stock to be issued to TRT or its affiliates pursuant to the TRT Investment Agreement will be of the same series to be purchased by the Investor under the Investment Agreement.
     (b) The Company has advised the Investor that the Company intends to agree to issue additional subordinated notes and preferred stock on or about the date hereof to one or more third parties (collectively, the “Other Investors”). The Company hereby represents and warrants to the Investor that, other than the TRT Investment Agreement and any ancillary documents, certificates and instruments delivered pursuant to the terms thereof (not including any documents that substantively supplement, alter or amend the terms of the TRT Investment Agreement), except as consented to by the Investor (i) in connection with such purchases, each Other Investor will execute agreements in the same form as the Investment Agreement and the Note Purchase Agreement to be executed by the Investor and (ii) there are no agreements, side letters or understandings in existence or contemplated between the Company and such Other Investor other than the form of Investment Agreement or Note Purchase Agreement to be executed by each Other Investor.
     (c) From the date hereof through the date that is 180 days from the date hereof, the Company shall not enter into any agreement, arrangement or understanding with any Person relating to or contemplating the issuance of debt or equity securities of the Company or any of its subsidiaries containing any material term or condition that is any more favorable to any potential purchaser of such securities than the terms and conditions of the Investment Agreement, this Agreement and the Note Purchase Agreement.
     4. No Representation or Warranty Regarding Certain Tax Matters. Notwithstanding any provision to the contrary contained in the Investment Agreement, the Note Purchase Agreement or any other agreement, the Company makes no representation or warranty with respect to Section 4.03(d) of the Tax Matters Agreement between it and Temple Inland dated December 11, 2007, including, without limitation, under Section 3(d) and 3(h) of the Investment Agreement.
     5. Pre-Emptive Right. From the Closing Date until the earlier to occur of (a) the first anniversary of the Closing Date and (b) the first date on which the Investor and its affiliates cease to beneficially own in the aggregate 5% of the issued and outstanding Common Stock, the Company and its subsidiaries shall not issue or sell any Subject Securities without first complying with this Section 5. The Company hereby grants to the Investor the preemptive right to purchase, pro rata, all or any part of the Subject Securities that the Company or any of its subsidiaries may, from time to time, propose to sell or issue. In the event that Subject Securities are offered or sold as part of a unit with other securities, the Investor must, if the Investor elects to exercise its preemptive right to purchase the Subject Securities, exercise its preemptive right with respect to all of the securities comprising part of the units on the same terms that the Company proposes to offer such units to other parties (provided, however, that Investor will not be obligated to pay part of any brokerage fees payable by such other party pursuant to an agreement between such party and a broker). The Investor’s pro rata share for purposes of this Section 5 is the ratio that the number of shares of Common Stock beneficially owned by the Investor and its affiliates immediately before giving effect to the proposed issuance of the Subject Securities bears to the total number of shares of Common Stock then issued and outstanding. In the event the Company proposes to issue or sell Subject Securities, it shall give the Investor written notice of its intention, describing the type of Subject Securities and the price and terms upon which the Company proposes to issue or sell the Subject Securities. The Investor shall have five Business Days from the date of such notice to irrevocably agree to purchase up to its pro rata share of the Subject Securities for the price and upon the terms (including brokerage, transaction, acquisition, advisory, due diligence, origination or similar fees, but excluding expense reimbursements and underwriting discounts, fees or commissions) specified in the notice by giving written notice to the Company stating the quantity of Subject Securities agreed to be purchased. The Investor acknowledges that the acquisition of the Subject Securities may be subject to stockholder approval under the rules of the New York Stock Exchange and subject to any required approval from any Governmental Entity. In the event the Investor fails to exercise such preemptive right within such five Business Day period, the Company shall have 90 days to sell the Subject Securities not agreed to be purchased by the Investor at the same price and upon the same terms specified in the Company’s notice described above. In the event the Company has not sold the Subject Securities within such ninety-day period, the Company shall not thereafter issue or sell any Subject Securities without first offering such securities in the manner provided above. In the event that the Investor is entitled to the rights provided in this Section 5 as the result of a registered offering of Subject Securities, the Investor shall be entitled to exercise such rights through participation in such registered offering and the Company shall ensure that enough units of Subject Securities shall be registered to permit such exercise. For the purposes of this Section 5, the term “Subject Securities” means any debt or equity securities of the Company (including common stock or preferred stock of the Company), or any debt or equity security of the Company convertible or exchangeable for or into any debt or equity security of the Company, but excludes (i) shares of Common Stock that are issued or are issuable pursuant to a stock option plan, restricted stock plan, agreements or other incentive stock arrangements approved by the stockholders and a majority of the Board of Directors or an authorized committee thereof; (ii) shares of Common Stock issued in a split or subdivision of the outstanding shares of Common Stock, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, exchangeable for, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), so long as the Investor is entitled to participate in the same to the extent of any securities affected thereby that it holds on the applicable record date for the same, (iii) shares of Common Stock issued pursuant to the Rights Offering or any similar offerings in the future, so long as the Investor is permitted to participate in the same to the extent of any common stock it holds as of the record date for the same, and (iv) securities issued to TRT pursuant to the TRT Investment Agreement.
     6. Disclosure of Material Non-Public Information. The next Business Day following the execution and delivery of this Agreement, the Company agrees to file a Current Report on Form 8-K regarding the transactions contemplated by the Investment Agreement and the Note Purchase Agreement. The Company hereby represents and warrants to the Investor that, upon the filing of such Form 8-K, the Company will have disclosed in the Company SEC Documents all theretofor material nonpublic information that the Company had previously provided to the Investor.
     7. Other Terms.
     (a) Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired, or invalidated.
     (b) Entire Agreement. This Agreement, together with the Investment Agreement and the Note Purchase Agreement, contain the entire agreement between the parties concerning the subject matter hereof and thereof and supersede all prior written, and prior or contemporaneous oral, agreements, representations, arrangements, understandings, and negotiations between the parties with respect to such matters.
     (c) Waivers and Amendment. This Agreement may be modified or the terms of this Agreement waived only by a separate writing signed by the parties expressly so modifying or waiving this Agreement or such terms. It is further understood and agreed that no failure or delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege under this

     Agreement.
     (d) Assignment. No party to this Agreement may assign this Agreement, nor may any party delegate any duties under this Agreement, without the prior written consent of the other party, which consent may be withheld in such other party’s sole option and election. Any assignment or delegation or attempted assignment or delegation of this Agreement without the prior written consent of the other party will be void.
     (e) GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES OF THAT STATE OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
     (f) Construction. As used in this Agreement, “or” will not be deemed exclusive; inclusion of items in a list will not be deemed to exclude similar items; terms that imply gender will include all genders; defined terms will have their meanings in both the singular and the plural case; and “include” and its correlatives mean to include without limitation.
     (g) Investor. For the avoidance of doubt, (i) “Investor” shall mean each of High River Limited Partnership, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, (ii) for purposes of paragraph 1, the foregoing entities shall designate a single individual to interact with the Governance Committee (which individual may be changed in their discretion); (iii) for purposes of paragraph 2, only a single $350,000 fee shall be payable hereunder (which fee shall be allocated among the foregoing entities in their discretion); and (iv) each of High River Limited Partnership, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP are intended third party beneficiaries of this Agreement.
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     Each party to confirm its agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned other party, whereupon this Agreement will become a binding agreement between the parties.

Confirmed and Agreed to: Icahn Partners LP
By:	/s/ Keith Meister
Name:	Keith Meister
Title:	Managing Director

June 7, 2008

Confirmed and Agreed to: Guaranty Financial Group Inc.
By:	/s/ Ronald D. Murff
Name:	Ronald D. Murff
Title:	Sr. EVP and Chief Financial Officer

June 7, 2008